INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-59997 of Merrill Lynch & Co., Inc. on Form S-3 of our reports dated March 23, 1999, appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. for the year ended December 25, 1998.

/s/ Deloitte & Touche LLP

New York, New York
March 23, 1999